Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Southport Acquisition Corporation

Del Mar, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 16, 2021, except for Notes 4, 5, and 6, as to which the date is November 24, 2021, relating to the financial statements of Southport Acquisition Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

November 24, 2021